Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 19, 2026 (the “Effective Date”), by and between Vishay Advanced Technologies, Ltd., a corporation organized under the laws of the State of Israel and a wholly-owned subsidiary of Vishay Precision Group, Inc. (“VPG”), a Delaware corporation (together with Vishay Advanced Technologies, Ltd, the “Company”), and Yair Alcobi (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company according to a Personal Employment Agreement dated September 3, 2025 (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment; and

WHEREAS, the Company and Executive intend for this Agreement to document the terms and conditions of his continuing employment by the Company starting from the Effective Date, replacing the Prior Employment Agreement, which shall have no effect starting from that date.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

1.1.    “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements previously submitted to the Company in accordance with Section 5.2 of this Agreement.

1.2.    “Board of Directors” or “Board” means the Board of Directors of VPG.

1.3.    “Cause” means any of the following:

(a)    Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving the Company and/or any of its subsidiaries);

(b)    any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from the Company and/or any of its subsidiaries; or

(c)    Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of the Company applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from the Company.

1.4.    “Change in Control” shall have the meaning set forth in the Vishay Precision Group, Inc. 2022 Stock Incentive Program, as amended, as of the Effective Date.

1.5.    “Code” means the Internal Revenue Code of 1986, as amended.

1.6.    “Common Stock” shall have the meaning set forth in the Vishay Precision Group, Inc. 2022 Stock Incentive Program, as amended, as of the Effective Date.

1.7.    “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of resistive foil technology products such as resistive sensors, strain gages, ultra-precision foil resistors, current sensors, transducers/load cells, weighing modules, weighing systems and control systems, to the extent the Company or any subsidiary of the Company is engaged in such activities on the Date of Termination.

1.8.    “Date of Termination” means (i) the effective date on which Executive’s employment by the Company is terminated by the Company or Executive, as the case may be, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of Executive’s death. Notwithstanding the previous sentence, if Executive’s employment is terminated by Executive without Good Reason, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

1.9.    “Disability” means (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.10.     “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(a)    any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to the Company from those set forth in this Agreement;

(b)    a reduction in Executive’s Base Salary (as the same may be increased from time to time after the Effective Date);

(c)    relocation of Executive’s principal place of performance to a location more than 50 kilometers from Holon, Israel or Mod’in Israel; or

(d)    any other material breach of this Agreement by the Company.

Notwithstanding the foregoing, in order for an event or circumstance to constitute “Good Reason,” (i) Executive must provide the Company with Notice of Termination, describing the event or circumstance giving rise to Good Reason within 45 days after it has occurred, (ii) the Company shall have 45 days after receipt of such notice to cure the event or circumstance giving rise to Good Reason and (iii) if the Company fails to cure the event or circumstance giving rise to Good Reason, then Executive shall have the right to resign for Good Reason during the ninety (90) day period commencing immediately after the last day of the 45 day cure period.

1.11.    “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

1.12.    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

1.13.    “Notice of Termination” means a written notice of termination of Executive’s employment with the Company, signed by Executive, if to the Company, or by a duly authorized officer of the Company, if to Executive. In case of termination by the Executive for Good Reason or by the Company for Cause, such notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

1.14.    “Tax Ordinance” means the Israeli Income Tax Ordinance of 1961.

2.	Employment; Term; Israeli Terms.

2.1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, in accordance with and subject to the terms and conditions set forth herein.

2.2.    Term. This Agreement shall become effective as of May 19, 2026. The “Initial Term” of this Agreement shall commence on May 19, 2026 and continue until December 31, 2026, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of the Initial Term and at the end of each Extension Year (as defined herein), this Agreement shall automatically be extended for an additional one-year period (each such additional one-year period, an “Extension Year,” and, together with the Initial Term, until the Date of Termination, the “Term”), unless the Company or Executive gives a Notice of Termination to the other party at least ninety (90) days prior to the end of the Initial Term or the Extension Year, as applicable, of its or his intention not to extend the Term, in which case the Term will end at the completion of such Initial Term or Extension Year, as applicable. An election not to extend the Term shall be deemed a termination of employment by the party so electing.

2.3.    Israeli Terms. Notwithstanding anything in this Agreement to the contrary, the terms and conditions set forth in Exhibit A shall govern Executive’s employment terms and conditions under Israeli law and, to the extent of any inconsistency between the main body of this Agreement and Exhibit A, Exhibit A shall prevail.

3.	Duties.

3.1.    Position. During the Term, Executive shall serve as Chief Business and Product Officer of the Company, reporting directly to the Company’s Chief Executive Officer.

3.2.    Authority and Responsibility. Executive shall have such authority and responsibility as is customary for a Chief Business and Product Officer of a multi-national corporation.

3.3.    Activities. Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and Israeli law, during the Term, Executive shall devote his full professional attention and best efforts to the business and affairs of the Company. Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, and not to do any act which would injure the business, interests or reputation of the Company, including, without limitation, engaging in any business activity that conflicts with the Executive’s duties to the Company or receiving any payment, compensation or benefit from any third party in connection, directly or indirectly, with the Executive’s employment by the Company. It shall not be considered a violation of the foregoing for Executive to (i) provide services to any subsidiaries or affiliates of the Company (which, for avoidance of doubt, shall be provided pursuant to this Agreement and without payment of additional consideration), (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3.4.    Place of Performance. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations. In addition, while the Executive’s principal place of business shall be Israel, Executive recognizes that in performing services to the Company, he may be required to be present in the United States for substantial periods of time.

4.	Compensation.

4.1.    Base Salary. The Company shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”), of ₪ 1,372,800 per year, paid in in accordance with the Company’s payroll policies (as may be adjusted from time to time, the “Base Salary”). Such Base Salary includes any remuneration for any work beyond standard working hours at the Company, including overtime work, and shall be paid in accordance with the Company’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

4.2.    Bonus.

(a)    Beginning with the Company’s 2026 fiscal year and for each fiscal year thereafter during the Term, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target equal to approximately 65% of Base Salary (or such higher percentage of Base Salary as determined by the Compensation Committee in its discretion) (the “Target Bonus”), and with a maximum Bonus of 105% of Base Salary (or such higher percentage of Base Salary as determined by the Compensation Committee in its discretion). The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee and shall be based upon the Company’s achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion.

(b)    For each fiscal year during the Term, any Bonus payable pursuant to this Section 4.2 shall be paid as soon as administratively practicable after the date that VPG files its Form 10-K with the Securities and Exchange Commission for the prior fiscal year; provided, however, that if VPG does not file such From 10-K on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the Bonus relates, no Bonus shall be paid in respect of such prior fiscal year.

(c)    The Bonus, if paid, shall not be deemed to form part of the Executive's Base Salary for any purpose, including for determining pension contributions or other employment benefits. The Bonus is a limited and specific benefit and if paid shall not create any contractual or other right to receive any similar award, or benefit in lieu of any similar award, in the future.

4.3.    Long-Term Equity Incentive. Effective each January 1st during the Term, the Company shall grant Executive an annual equity award under the Company’s 2022 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 100% of Base Salary (or such higher percentage of Base Salary as determined by the Compensation Committee in its discretion) on such date (the “Annual Equity Grant”). Fifty-percent (50%) of each Annual Equity Grant shall be in the form of time-vested restricted stock units (“RSUs”), and fifty-percent (50%) shall be in the form of performance-based restricted stock units (“PBRSUs”). In the event of the termination of Executive’s employment with the Company by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, and subject to the Executive’s (or his legal representative’s execution in the case of death) executing and not revoking the Release contemplated in Section 6.3, any outstanding time-vested Annual Equity Grants awarded pursuant to this Section 4.3 shall immediately vest and any outstanding performance vested Annual Equity Grants awarded pursuant to this Section 4.3 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control, all of such outstanding Annual Equity Grants shall immediately vest provided Executive is actively employed by the Company on the closing date of such event.

4.4.    Non-application of the Working Hours and Rest Law. It is agreed between the parties that the position Executive is to hold within the Company is a management position and one which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law”). In light of this relationship of trust, the provisions of the Law, or any other law amending or replacing such law,, will not apply to the performance by Executive of his duties hereunder. The Executive acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to him pursuant to such law. Thus, Executive may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours or regular working days and Executive shall not be entitled to any further compensation other than as determined by the policy of the Company applicable to Executive or other than as specified in this Agreement.

4.5.    Special Agreement. This Agreement is a personal agreement, and subject to any applicable law, the provisions of any current or future collective bargaining agreement, general or special, or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees do not, and will not, apply to the employment of Executive.

5.	Additional Rights.

5.1.    Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its Israeli employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

5.2.    Reimbursement of Expenses. In accordance with the Company’s standard reimbursement policies as they exist from time to time, the Company shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

5.3.    Vacation, Personal and Sick Days. Executive shall be entitled to vacation days, holidays, military reserve service, personal and sick days according to Israeli law and the Company’s policies for its senior executives, as in effect from time to time and based on his tenure from the date his employment commenced.

5.4.    Indemnification. Subject to any applicable law, the Company shall indemnify Executive in the scope permitted under its bylaws, as in effect from time to time, and similar of the scope of indemnification provided to other Directors and Officers in the Company.

6.	Termination of Employment; Compensation Upon Termination.

6.1.    Termination. Executive’s employment with the Company may be terminated prior to the end of the Term under the following circumstances:

(a)    Death. Executive’s employment hereunder shall terminate immediately upon Executive’s death.

(b)    Termination by the Company. The Company may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive. A termination of Executive’s employment due to Executive’s Disability, subject to applicable law, shall be equivalent to a termination by the Company without Cause.

(c)    Termination by Executive. Executive may terminate his employment with or without Good Reason, by Notice of Termination to the Company.

6.2.    Compensation Upon Termination.

(a)    Termination by the Company Without Cause; Termination by Executive with Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, and in partial consideration for the Executive’s obligations under Section 7 below, Executive shall be entitled to the following:

(i)    A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

(ii)    Continued payment of Executive’s then current Base Salary for eighteen (18) months from the Date of Termination, to be paid in accordance with the Company’s standard payroll practices as in effect from time to time.

(iii)    Payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment, or if later, as soon as practicable following the date the Release described in Section 6.3 becomes irrevocable.

(iv)    Payment of a pro-rata Target Bonus in an amount equal to the Target Bonus multiplied by a fraction, the numerator of which equals the number of days Executive was employed with the Company in the Company’s fiscal year of termination of employment through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”).

(b)    Termination For Any Other Reason. In the event Executive’s employment with the Company is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:

(i)    A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

(ii)    Unless Executive is terminated by the Company for Cause, payment of Executive’s Bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such Bonus would have been paid to Executive if not for Executive’s termination of employment.

6.3.    Release. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 6.2(a) (other than Accrued Compensation) and Section 4.3 are conditioned on Executive’s execution and delivery to the Company (and non-revocation) of a general release of claims against the Company and its affiliates (including, without limitation, any claims related to damage to Executive’s good reputation as a result of a termination of employment) in such form as the Company may reasonably require and in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). Subject to Section 8.8 below, the severance benefits described in Section 6.2(a) (other than Accrued Compensation) will begin to be paid or provided within 15 days following the date the Release becomes irrevocable, provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the Executive’s termination of employment.

6.4.    Additional Payments by the Company.

(a)    It is the understanding of the parties hereto that neither the payments set forth in Section 6.2 nor any other payment under this Agreement are contingent upon or related to a change in control of the Company and all such payments are to be paid without regard to the occurrence of a change in control of the Company.

(b)    Notwithstanding the foregoing and subject to applicable law, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of the Company, the Internal Revenue Service might assert that all or some such payments are contingent upon such change in control, the parties hereto agree as follows: In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6.3, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 and the Israeli taxes imposed pursuant to the provisions of the Tax Ordinance, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement, notwithstanding that all or some portion of such severance or other benefits may be taxable under Section 4999 of the Code and the Tax Ordinance. To the extent permitted under Section 409A of the Code without resulting in an excise tax to the Executive, the manner in which any such reduction shall be made shall be determined by the Executive; provided, however, that to the extent necessary to avoid an excise tax under Section 409A of the Code, Executive shall not have any discretion or role with respect to such reduction and instead, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with any such reduction in either cash payments or equity compensation benefits being made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

(c)    It is the understanding of the parties hereto that the payments set forth in Section 6.2 are in addition to any other entitlement the Executive may have under applicable law.

6.5.    Notwithstanding anything herein to the contrary, upon termination of Executive’s employment with Company, all titles, positions, roles and responsibilities Executive holds with the Company and any of its subsidiaries shall immediately cease.

7.	Restrictive Covenants.

7.1.    Non-Competition. During his employment with the Company and the Non-Competition Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.

7.2.    Non-Solicitation. During his employment with the Company and the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a)    solicit any customer of the Company or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

(b)    hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of the Company or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with the Company or any of its subsidiaries, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

(c)    persuade or seek to persuade any customer of the Company or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Company or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

(d)    interfere in any manner in the relationship of the Company or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

7.3.    Confidential Information. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Company and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Company or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (subject to the below, provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Further notwithstanding the foregoing, nothing in this Agreement prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or from otherwise providing testimony pursuant to any valid legal process, subpoena or court order, entered by a tribunal or decision maker with the authority to compel the production of records or testimony. In connection with any such activity, Executive must identify any information that is confidential and request that the Regulator for confidential treatment of such information. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or subsequently thereafter, pursuant to a court or administrative order denying the filing under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a Company trade secret to the Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

7.4.    Non-Disparagement. Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors of the Company and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

7.5.    Acknowledgements Respecting Restrictive Covenants.

(a)    Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)    the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)    such restrictive covenants are reasonably necessary to protect the legitimate business interests of the Company and its affiliates.

(b)    The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that when practically possible, a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

(c)    In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

(d)    If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

7.6.    Special Consideration. Executive hereby acknowledges that the payments to Executive pursuant to Section 4 and Section 6 of this Agreement are in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8.	Miscellaneous.

8.1.    Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for the Company or its affiliates to seek, purchase and maintain in full force and effect such policy or policies. The Company shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including the Company, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

8.2.    Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To the Company:

Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
Attention: Chief Executive Officer
Facsimile No.:

To Executive:

Yair Alcobi
[personal address omitted]

8.3.    No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

8.4.    Successors.

(a)    This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform if no such succession had taken place. As used in this Agreement, “the Company,” shall mean both such entity as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

8.5.    Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Employment Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.

8.6.    Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable Israeli, U.S. federal, state, local or other law, the Company is required to withhold therefrom.

8.7.    Section 409A. All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. If severance benefits payable under the Agreement constitute a “deferral of compensation” within the meaning of section 409A of the Code at the time of Executive’s termination of employment, then if Executive is a “specified employee” of the Company, notwithstanding any other provision of the Agreement, payment of severance under the Agreement shall be delayed for a period of six months from the date of Executive’s separation from service. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of section 409A of the Code, and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the term of the Agreement (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.8.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

8.9.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel-Aviv.

8.10.    Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

8.11.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Board of Directors of the Company, the Company has caused this Agreement to be executed in their name and on their behalf, all as of the date above written.

VISHAY ADVANCED TECHNOLOGIES, LTD.

By:	/s/ Ziv Shoshani
Name:	Ziv Shoshani
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Yair Alcobi
Yair Alcobi

[Signature page to Yair Alcobi Employment Agreement]

EXHIBIT A

1.	The Executive agrees to the following general undertakings:

1.1.

The Executive previously undertook and continues to undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Code of Ethics and Prevention of Sexual Harassment Rules (the "Rules"). As used in this Exhibit A, “Company” shall mean Vishay Advanced Technologies, Ltd.

1.2.

The Executive consents, of his own free will and although not required to do so under law, that the information in the Employment Agreement and this Exhibit A and any information concerning the Executive gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, in databases according to law, , whose database controller is the Company.

It is hereby clarified that the Executive is legally required to provide the Company with certain categories of personal information, while the provision of other categories of personal information is voluntary and subject to the Executive's own free will and discretion. However, refraining from providing any personal information, as requested by the Company, may prevent the Company from employing the Executive, from properly performing the Employment Agreement and this Amendment, or from offering or providing the Executive with certain benefits or equipment to which he may otherwise be entitled to in general or as a Company employee.

1.3

The Company undertakes that such information will be used and processed for legitimate business purposes only. Without derogating from the generality of the foregoing, such purposes may include, inter alia, human resources management and administration, payroll and remuneration, management of pension funds, employees' risk insurance, health care services, the Company's safety and security, provision of employee benefits and services (such as welfare, transportation, catering, etc.), operational purposes of the Company's business, compliance with legal and regulatory obligations whether specifically with regards to employees, trade unions and applicable labor laws or in general, managing the employment relations, extraordinary operations or corporate events such as assessments of potential transactions (including for due diligence purposes), entry into joint ventures agreements, etc., and any other additional legitimate business purpose of the Company which is in line with the aforesaid purposes.

1.4

In addition, the Company has been and will continue to be entitled to transfer, disclose and share the information with third parties for the purposes detailed above, as well as in any of the following circumstances: (a) if it will be requested to do so in accordance with applicable law or as a response to a request made by a competent authority or court order; (b) in response to any subpoena, warrant or other legal process resulting from actions performed by the Executive or in the event of a dispute, claim, lawsuit, demand or legal proceedings initiated by the Executive against the Company and vice versa; and (c) if the Company will reorganize its business activities as part of another entity, including in the event of a merger into a different legal entity. For the avoidance of doubt, additional third parties to which the Company may transfer the information may include any affiliated companies (parent, subsidiary or sister companies), business partners, and various service providers, vendors and subcontractors, such as storage and cloud providers, IT service providers, accountants, legal advisors, HR platforms, and similar entities. All such third parties may be in Israel or abroad, including in jurisdictions where the level of privacy protection differs from that in Israel. In such cases, the Company takes appropriate measures to ensure that the employees' privacy is adequately protected, including by entering into suitable data processing agreements where required.

Under applicable privacy laws, the Executive may have the right to request reviewing any personal information about him the Company stores or maintains in a computerized manner, and to request the correction or deletion of personal information the Executive found is inaccurate, incomplete, unclear or outdated. The Company will enable the Executive to exercise such rights in accordance with, and subject to, applicable law. For such requests, or for any inquiries regarding the Company's processing practices of personal information, the Executive shall contact: Daniel Damstra, General Counsel (daniel.damstra@vpgsensors.com).

Without derogating from the above, it is hereby acknowledged that the Executive is currently the Chief Business and Product Officer and as such, he agrees that his Employment Agreement, and any other required details in respect of his employment with any entity in the Group (as defined below) may be disclosed and filed as public documents with the New York Stock Exchange and any other bodies as required by applicable regulatory and legal requirements. In particular, and without limitation, the Executive's compensation in respect of such position(s) are described each year in a proxy statement served at the Vishay Precision Group Inc. annual stockholder meeting. Accordingly, the Executive waives his right to privacy in respect of the above mentioned information.

1.5

The Executive agrees that the Company may monitor his use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company's legitimate business interests, all in accordance with the Company's policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server, electronic database and software, whether under the Executive's direct control or otherwise.

2	The Executive's entitlements under the Employment Agreement shall be clarified as follows:

2.1

Israeli Notice of Termination / Payment in lieu of notice – For the sake of good order, notwithstanding any other provision in this Exhibit A or the Employment Agreement, the parties hereby clarify that each party may terminate the Employment Agreement at any time by providing the other party a prior written notice of 90 days and which, for the avoidance of doubt, shall not derogate from Section 6 of the Employment Agreement. For the avoidance of doubt, the definition of "Notice of Termination" set out in section 1.13 of the Employment Agreement shall be read and understood accordingly. The Company reserves the right to terminate the Executive's employment by making a payment to him of salary in lieu of any prior notice period as set out in the Employment Agreement. In such case, the Executive's employment shall be deemed to have ceased on the date of the receipt of such notice from the Company. In addition, the Company may instruct the Executive not to attend work during any prior notice period or any part of it.

2.2

Vacation - The Executive shall be entitled to 23 working days' vacation in each calendar year. Vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that the Executive uses at least 7 vacation days each year. Accrued vacation days, in accordance with the Company’s policies, shall be paid out upon termination of employment.

2.3

Sick pay – The Executive shall be entitled to sick leave according to law. Notwithstanding the aforesaid, the Executive will be entitled to his full Base Salary from the first day of his sick leave. The Executive shall not be entitled to any compensation with respect to unused sick leave.

2.4	Recuperation pay – The Executive shall be entitled to 10 days' recuperation pay in each calendar year.

2.5	Car

2.5.1

The Company provides the Executive with a Company car (the "Company Car") determined by the Company at its sole discretion, with all maintenance and usage expenses paid by the Company subject to Company's policy and with the Executive to bear any and all liability and costs in relation to traffic, parking and other fines and any damage or other costs not covered by the Company Car insurance policy, including self-participation fee.

2.5.2

The Executive shall take good care of the Company Car and undertake not to allow others to use the Company Car, except for members of his immediate family and employees of the Company approved by the Company.

2.5.3	The Executive shall act in accordance with applicable law, the Company Car policy and any insurance policy applicable to the Company Car, all as in effect from time to time.

2.5.4	The Company shall bear all taxes associated with this car benefit under any applicable law.

2.5.5

The Executive shall return the Company Car, and any keys thereto, to the Company no later than the termination date of his employment or at any other time as directed. The Executive shall have no rights of lien with respect to the Company Car.

2.5.6	The receipt of this car benefit is in place of any travel expenses to which the Executive would otherwise be entitled at law.

2.6	Pension Arrangement – The Executive is entitled to contributions to a pension arrangement of his choice (the "Pension Arrangement"), at the following monthly rates:

2.6.1	The Company currently contributes:

(a) 8.33% of the Base Salary towards the severance pay component; and

(b) 6.5% of the Base Salary towards the pension component. In the case the Executive is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Base Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the Executive in disability insurance, the total rate of contributions shall increase up to 7.5% of the Base Salary.

2.6.2	The Company shall also deduct 6% of the Base Salary to be paid on the Executive's account towards the Pension Arrangement.

2.6.3

The Executive confirms that, in accordance with his choice, as previously notified to the Company, the names of the institution(s) and plan(s) to which contributions under Section 2.6.1 ,2.6.2 and 2.7 are The New Mivtachin Pension Fund, Hafenix Managers Insurance Policy and Altshuler Shaham Education Fund..

2.6.4

In addition to any payments specified in Section 6 of the Employment Agreement, the Company and Executive agree to adopt the provisions of the "General Approval Regarding the Payments by Employers to Pension Funds and to Insurance Funds in Lieu of Payment of Severance Compensation", which was issued in accordance with the Severance Compensation Law, 1963 ("General Approval"). The General Approval is attached to this Agreement as Exhibit B. Executive represents, confirms and undertakes that under the provisions of the General Approval, all payments, which were made by the Company to the Executive’s Pension Arrangement shall be in lieu of payment of severance pay, if Employee shall be entitled to such, according to Section 14 of the Severance Compensation Law, 1963 and in accordance with the General Approval.

2.6.5

The Company waives all rights to have its payments refunded, unless the Executive’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that the Executive withdraws monies from the Pension Arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

2.7	Further education fund

2.7.1

The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Base Salary paid by the Company on its account and 2.5% of Base Salary to be deducted by the Company from such Base Salary to be paid on the Executive's account, in each case up to the ceiling recognized by the income tax authorities from time to time (the "Ceiling"), but not otherwise.

2.7.2

In addition, the Company will make monthly payments equal to 7.5% of the part of the Base Salary exceeding the Ceiling directly to the Executive as a special increment, which shall not constitute part of the Executive's Base Salary for any intents or purposes (the "Special Increment"). Notwithstanding the above and as a gesture of good will, the Company will make contributions to the Executive's Pension Arrangement based also on the Special Increment. The Company shall send letters of release to the relevant insurers releasing to the Executive all amounts accumulated in the further education fun following the termination of his employment for any reason.

2.7.3	The Executive shall bear any and all taxes applicable in connection with amounts payable by him and/or Company to the said Further Education Fund.

2.8	Cell phone

2.8.1	The Company shall pay the monthly charges for the cell phone, according to its policy, as in effect from time to time.

2.8.2	The Company shall bear all taxes applicable to the Executive in connection with the said charges.

3	Intellectual Property undertakings

3.1

The Executive undertakes to disclose and shall promptly disclose, to the Company, all Intellectual Property which he has or which he may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with his employment with the Company and/or which use confidential information (as set out in the Employment Agreement) or other Group property (“Inventions”).

The term "Group" in this Exhibit A shall mean the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the "Group").

3.2

For the purposes of this Exhibit A, "Intellectual Property" shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the "Patent Law")), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

3.3

The Executive further confirms that all Inventions, and any and all rights, interests and title therein, have been and shall be the exclusive property of the Company and the Executive has not been and shall not be entitled to, and he has waived and hereby waives, now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that he may have or have had in connection therewith and that all Inventions will be considered “works made for hire” as that term is defined in Section 101 of the United States Copyright Act (17 U.S.C. § 101). This clause constitutes an express waiver of any rights the Executive may have under Section 134 of the Patent Law.

3.4

Without derogating from the Group's rights under this Undertaking or any law, the Executive agrees to assign, and automatically assign, to the Company or its designee, any and all rights, titles and interests in respect of any Inventions, to the extent that he may have or have had such rights, on a worldwide basis, and he has acknowledged and acknowledges now and in the future, the Company’s full and exclusive ownership in all such Inventions. The Executive shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4

The Employment Agreement together with this Exhibit A constitutes an “employee notice” as required under the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002 and the parties agree that they serve as a notification under this law. Nothing in the Employment Agreement as amended by this Exhibit A shall derogate from any right granted to the Executive under any law, extension order or collective agreement. The Company is not (and is not a member of an Employer's organization which is) party to a collective agreement which sets out the Executive's terms of employment.

5

Except as set forth herein, this Exhibit A shall not affect any provisions in the Employment Agreement, which shall remain in full force and effect. In the event of any inconsistency between the provisions of this Exhibit A and the terms of the Employment Agreement, the provisions of this Exhibit A shall prevail.

6	The Executive hereby confirms that he has complied with all of his undertakings according to the Employment Agreement and this Exhibit A from the commencement date of his employment by the Company.

Exhibit B General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund In Lieu Of Severance Pay under the Severance Pay Law, 5723-1963

להלן נוסח משולב של האישור הכללי מיום 9.6.1998 כפי שהתפרסם בילקוט הפרסומים 4659 ביום 30.6.1998, כפי שתוקן ביום 23.8.199 והתפרסם בילקוט הפרסומים 4803 ביום 19.9.1999 וכפי שתוקן ופורסם בילקוט הפרסומים 4970 ביום 12.3.2001:

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ”ג - 1963 (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ”ד - 1964 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

(1)     תשלומי המעביד -

(א)     לקרן פנסיה אינם פחותים מ-% 1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2  מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 1/3 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב)     לקופת ביטוח אינם פחותים מאחד מאלה:

(1)     % 1/3 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½ 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2)     11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2)   לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א)     הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב)    ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, “אירוע מזכה” -  מות, נכות או פרישה בגיל ששים או יותר.

(ג)      אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי

שר העבודה והרווחה

Name of Employee: Yair Alcobi, Signature: /s/ Yair Alcobi            , Date: May 17, 2026